[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

Exhibit 10.1

PRODUCTION AGREEMENT

Dated: March 25, 2016

ASEPTIC SOLUTIONS USA, LLC, a California Limited Liability Company (“ASEPTIC”) located at 484 Alcoa Circle, Corona, CA 92880 and Flex Innovation Group LLC (“CUSTOMER”) located at 800 Boylston Street, 24th Floor, Boston, MA 02199 agree as follows:

1.	SCOPE OF SERVICES:

1.1.    By this Agreement, including any and all attachments, exhibits, and technical specifications, ASEPTIC and CUSTOMER are entering into a business relationship in which CUSTOMER will retain the services of ASEPTIC for the manufacturing, bottling and packaging of CUSTOMER’S products described further in the attached Exhibit A (hereinafter “Products”). Nothing in this Agreement will operate to place any restriction on ASEPTIC manufacturing products that are similar to the Products for parties other than CUSTOMER, provided that Aseptic shall not use the CUSTOMER’s Confidential Information in the production of products for such third parties.

2.	TERM:

2.1.    The initial term of this Agreement shall be for a period of two years from the date set forth above (the “Initial Term”), and will automatically renew for one additional one (1) year period, unless either party elects not to renew by providing written notice of non-renewal at least [**] days prior to expiration of the initial term. All such notices shall be in writing, consistent with the provision of Section 26 herein.

2.2.    Upon and after the expiration or termination of this Agreement, the following provisions shall apply: (i) CUSTOMER shall pay to ASEPTIC all sums owing to ASEPTIC for outstanding, undisputed Product invoices; (ii) the parties shall make a good faith effort to resolve and settle any outstanding accounts or claims between them; (iii) except as otherwise agreed in writing work in progress on purchase orders accepted by ASEPTIC shall be completed and delivered and paid by CUSTOMER in accordance with this Agreement; (iv) CUSTOMER agrees to buy back at cost from ASEPTIC any and all special, unique, unusable or expired packaging items and/or raw materials purchased by ASEPTIC at the request of CUSTOMER in accordance with Section 8.7 (v) each party shall immediately cease using and return all Confidential Information and other proprietary data pertaining to the other party in accordance with Section 22. All of the items above shall take place within [**] of the termination or expiration of the Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

3.	EXCLUSIVITY

During the term of this Agreement, and any renewal periods, CUSTOMER shall not engage another co-packer to manufacture commercial quantities of the Products in the following U.S. states (the “Territory”): [**]. Notwithstanding the foregoing, nothing in this Agreement shall restrict CUSTOMER from engaging a third party to manufacture the Products in the Territory if during the Initial Term, [**].

4.	ALLOCATION OF PRODUCTION CAPACITY:

The fees quoted in Exhibit A are based upon the manufacture of [**] units of the Product per year (the “Estimated Units”). In the event CUSTOMER submits purchase orders in any year that are, in the aggregate, less than the Estimated Units, ASEPTIC and CUSTOMER will negotiate in good faith an appropriate increase in fees for the future manufacture of Product. In the event CUSTOMER submits purchase orders in any year that are, in the aggregate, in excess of the Estimated Units, ASEPTIC and CUSTOMER will negotiate in good faith an appropriate decrease in fees for the future production of Product. ASEPTIC will use its best efforts to allocate sufficient production capacity each year to manufacture the Estimated Units, as such number of units may be adjusted in any forecast provided by CUSTOMER and approved by ASEPTIC.

5.	PURCHASE ORDERS AND PAYMENT:

5.1.    Each purchase order submitted by CUSTOMER pursuant to this Agreement shall include a delivery date for the Products to be manufactured pursuant to such purchase order. Unless the parties otherwise agree, in no event shall the delivery date set forth in a purchase order be less than the [**] days from the date such purchase order was submitted to ASEPTIC.

5.2.    CUSTOMER shall place purchase orders with ASEPTIC, and ASEPTIC shall sell and deliver to CUSTOMER, quantities of the Products under the terms of this Agreement and such Purchase Orders. ASEPTIC shall manufacture and package the Products in strict compliance with the standards and specifications attached as Exhibit A and made a part of this Agreement (the “Specifications”), as such Specifications may be amended from time to time by written notice of CUSTOMER to ASEPTIC. Any modifications to the Specifications shall be appended to this Agreement. All purchases of the Products by CUSTOMER under this Agreement shall be pursuant to, and under the terms and conditions of, a duly authorized and issued CUSTOMER purchase order. The terms and conditions of the CUSTOMER purchase order form shall be in addition to and not in limitation of the terms and conditions of this Agreement. Any inconsistencies between the terms and conditions of the CUSTOMER purchase order form and this Agreement shall be resolved in favor of the terms and conditions of this Agreement. Any terms or conditions appearing on or incorporated into any invoice forms or other documents sent by ASEPTIC which are inconsistent with or in addition to the terms and conditions of this Agreement shall not apply.

5.3.    Changes to the Specifications must be provided by CUSTOMER to ASEPTIC at least [**] days prior to the scheduled delivery date set forth in an applicable Purchase Order. All pack out instructions must be received by ASEPTIC at least [**] days prior to the scheduled delivery date.

5.4.    Subject to Section 5.2 CUSTOMER shall have the right at any time to make changes in Specifications, quality requirements, materials packaging and time of delivery. CUSTOMER will provide these changes in writing to ASEPTIC. If any such changes cause an increase or decrease in the cost or the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

time required for the performance of such changes, an equitable negotiated adjustment to Exhibit A shall be made in writing and signed by both CUSTOMER and ASEPTIC.

5.5.     ASEPTIC shall manufacture all quantities of the Products specified in a duly authorized purchase order from CUSTOMER. Within [**] of receipt of a purchase order, ASEPTIC shall notify CUSTOMER in writing if it will not be able to manufacture Products in accordance with the delivery date specified in such purchase order. Following such notice, the parties shall work in good faith to determine the delivery date for such Products, which in no event shall be more than [**] days following the delivery date originally included in the applicable purchase order. ASEPTIC agrees to use all reasonable commercial endeavours to deliver the Products by the scheduled delivery date included in the Purchase Order; provided that nothing in this Agreement shall obligate ASEPTIC to give the CUSTOMER priority over any other customer of ASEPTIC with regard to the supply or delivery of the Products.

6. PAYMENT:

6.1.    ASEPTIC shall invoice CUSTOMER for the Products on the date the Products have been delivered to CUSTOMER in accordance with Section 9 and released by ASEPTIC. Terms of payment shall be net [**] days from the date of delivery.

6.2.    CUSTOMER shall pay to ASEPTIC in full and complete consideration for the manufacture of the Products, the prices specified on Exhibit A, attached hereto and made part hereof, for all Products manufactured, processed, and delivered in strict compliance with the Specifications and delivered as herein set forth.

7.	PRODUCTION PLANNING:

7.1.    CUSTOMER and ASEPTIC will work together to develop written [**] of the Products required. The [**] production forecast exists for the purpose of securing material supply and planning production capacity. ASEPTIC and CUSTOMER will work together to ensure that [**] production forecasts can be met. ASEPTIC will procure materials to meet the [**] production forecast and CUSTOMER and ASEPTIC will work together and agree upon the amount of materials to order and/or release [**].

7.2.    ASEPTIC will provide, in writing to CUSTOMER any require investments or changes to its production facilities and/or systems to meet the [**] forecast. ASEPTIC and CUSTOMER will agree to any such investments in writing.

7.3.    Any forecasts established pursuant to this Section 7 shall not be binding or otherwise limit or obligate CUSTOMER in its order of Products under this Agreement. Notwithstanding anything contained herein to the contrary, CUSTOMER shall not be required to purchase any minimum quantity of the Products.

7.4.    ASEPTIC and CUSTOMER will agree upon Standard Loss Allowances in Exhibit B. [**] ASEPTIC will work with CUSTOMER to assist in improvement of material supply from approved suppliers, as well as participation in yield and loss improvement. Unless the parties otherwise agree in writing, CUSTOMER shall not be responsible for any losses in excess of such Standard Loss Allowances.

8.	MATERIALS AND INGREDIENTS:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

8.1.    ASEPTIC will visually inspect CUSTOMER’S incoming materials and ingredients that are not supplied by ASEPTIC, and where appropriate, ASEPTIC will conduct random quality control tests and/or analysis of raw materials and ingredients specific to ASEPTIC’S normal and customary inspections. Should additional testing be required, including but not limited tests required by applicable dietary supplement / beverage regulations, such tests are subject to added charges or fees, which shall be agreed upon by the parties. ASEPTIC specifically excludes any warranties or guarantees regarding the quality or suitability of any materials or ingredients supplied by Customer, and CUSTOMER accepts full and total liability for all defective, imperfect, or otherwise unusable products resulting from improper, substandard or defective raw materials, ingredients, labels or packaging supplied by CUSTOMER or any third party on CUSTOMER’S behalf.

8.2.    CUSTOMER is responsible to make sure that all ingredients and packaging supplied by them or their vendors are in usable condition, conform to the product specifications and are delivered to ASEPTIC’S production facility at least [**], but not more than [**], prior to ASEPTIC’S production schedule, unless other arrangements are approved by Aseptic in writing.

8.3.    CUSTOMER shall provide a complete and valid Certificate of Analysis for all raw materials intended for use. Such Certificate of Analysis must accompany goods upon delivery. CUSTOMER shall be responsible for all ingredient testing required to qualify its vendors that provided dietary ingredient components, if applicable.

8.4.    All ingredients provided by CUSTOMER shall be in full original containers (no partial containers) and must have a minimum of [**] percent ([**]%) remaining on its useable shelf life unless otherwise agreed in writing by ASEPTIC.

8.5.    Any loss of ASEPTIC’S production time directly attributable to defective, out-of-specification, incomplete or untimely ingredients, raw materials, or packaging material supplied by CUSTOMER are subject to “downtime” charges of [**]. Such charges shall (i) be measured from [**], and (ii) in no event, exceed [**]. If the downtime for a production run exceeds [**], then ASEPTIC shall be entitled to manufacture products for its other customers.

8.6.    All ingredients and raw materials that ASEPTIC supplies and uses for the manufacture of the Products (“Aseptic Ingredients”) shall strictly conform to the Specifications. Suppliers of all other raw materials and ingredients for use in the manufacture of the Products shall be subject, at CUSTOMER's option, to the review and approval by CUSTOMER before receipt and use of raw materials and ingredients from such supplier. Such approval of ASEPTIC’s suppliers shall not be unreasonably withheld. Any such review and approval of suppliers by CUSTOMER shall be gratuitous and shall not (i) relieve ASEPTIC of its obligations under this Agreement, including the duty to inspect all incoming raw materials and insure that they meet the Specifications, or (ii) constitute acceptance by CUSTOMER of any raw materials, ingredients, Products, or portion thereof. Nothing contained in this Agreement shall require that CUSTOMER use or purchase any Aseptic Ingredients for the manufacture of the Products.

8.7.    At the termination of this Agreement, or anytime during the term of this Agreement on the request of ASEPTIC, CUSTOMER agrees in its discretion to buy back at its cost surrender or request ASEPTIC to dispose any and all special, unique, unusable or expired packaging items, ingredients and/or raw materials purchased by ASEPTIC at the request of CUSTOMER. ASEPTIC shall not make a request pursuant to the preceding sentence within [**] of its purchase of such packaging items, ingredients and materials. CUSTOMER shall pay ASEPTIC the actual and related costs of storing or disposing of the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

materials and ingredients. In any event ASEPTIC shall have no liability for such materials or ingredients [**] days after such notification unless agreed to in writing.

9.	DELIVERY OF PRODUCTS:

9.1.    ASEPTIC shall package the Products in accordance with CUSTOMER’s specifications. ASEPTIC shall deliver all Products purchased under this Agreement to CUSTOMER [**]. Until [**], risk of loss, outside of Standard Loss Allowances, for raw materials and work in process under ASEPTIC’s control will be the sole responsibility of ASEPTIC and ASEPTIC will take all reasonable care in its storage of the Products on CUSTOMER’s behalf.

9.2.     ASEPTIC shall notify the CUSTOMER promptly of any delays or threatened delays in its performance. No acceptance of Products after the scheduled delivery date will waive CUSTOMER 's rights with respect to such late delivery, nor shall it be deemed a waiver of future compliance with the terms hereof.

9.3.    All quality testing on the Products, including microbial testing shall be conducted by ASEPTIC. Products will be released to Customer on “QC Hold” immediately after production is completed pending results of microbiological testing. CUSTOMER agrees to not distribute or sell Products until a Certificate of Analysis is issued and the products have been unconditionally released by ASEPTIC.

9.4.     ASEPTIC will manage all appropriate documentation for CUSTOMER to validate receipts against invoices for ingredients provided by CUSTOMER. ASEPTIC will manage inventories of raw materials and packaging materials at ASEPTIC's location (s). At CUSTOMER's request, ASEPTIC will provide copies of receipts and applicable inventory reports to CUSTOMER.

9.5.     Risk of loss or damage to the Products shall pass to CUSTOMER upon [**].

9.6.    CUSTOMER and ASEPTIC may mutually agree to store finished Products at the ASEPTIC warehouse located at 510 Alcoa Circle, Corona, CA, 92880. Once the Products have been delivered to this location, all Risk in the Products shall pass to CUSTOMER. CUSTOMER shall be liable to ASEPTIC for storage costs as listed in Exhibit A. ASEPTIC will provide a secure, suitable area at 510 Alcoa Circle for the Products and shall use reasonable care in maintaining the location. CUSTOMER shall insure and keep insured under an insurance policy acceptable to ASEPTIC all of the Products against loss of damage by theft, fire or such other perils as ASEPTIC may require. The CUSTOMER will cause ASEPTIC to be names as an additional insured and loss payee on such insurance policy, and, upon the request of ASEPTIC will procure from ASEPTIC insurer a certificate of CUSTOMER compliance with this provision.

10.	ACCEPTANCE AND REJECTION PROCEDURES:

10.1.    In the event that the Products (including their packaging) do not conform to the Specifications or applicable Laws (as defined below), CUSTOMER shall within [**] reject the Products and provide written notice to ASEPTIC describing the deficiencies [**] (such nonconformance will be referred to as “Deficiencies") in sufficient detail to allow ASEPTIC to correct the Deficiencies. Deficiencies include, but are not limited to: failure to meet labeling requirements caused by or arising from ASEPTIC's manufacturing, packaging or any part of the production of the Products within

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

ASEPTIC’s purview or control; packaging of Products that does not conform with CUSTOMER s packaging specifications: microbial issues caused by improper sanitation; or loss of Products while stored in ASEPTIC’s warehouse due to damage or negligence of ASEPTIC.

10.2.    If CUSTOMER fails to give notice as specified in Section 10.2 then, [**] the Products shall conclusively be presumed to comply with the Product Specification and warranties in Section 16 below and, accordingly, CUSTOMER shall be deemed to have accepted the delivery of the Products in question and ASEPTIC shall have no liability to CUSTOMER with respect to that delivery (except in relation to liability for any latent Deficiencies which is not apparent on reasonable visual inspection by the CUSTOMER).

10.3.    ASEPTIC is obligated to correct the Deficiencies so that the Products conform to the applicable Specifications or Laws at ASEPTIC’s cost; provided, however, that Deficiencies shall exclude deficiencies caused by product formulations or materials provided by CUSTOMER.

10.4.    The procedure in this Section 10 will be repeated with respect to revised Products to determine whether they are reasonably acceptable to CUSTOMER, unless and until CUSTOMER issues a final rejection of the revised Products, which final rejection shall not occur until the Products have been rejected on [**]. In the event of an unresolved dispute as to conformity of the Products with the Specifications or applicable Law, the parties shall within [**] days of CUSTOMER’s written rejection or CUSTOMER’s claim for failure of the Products to conform to the above standards, jointly appoint an independent laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the parties. The parties shall ensure that such independent laboratory is bound to the parties by obligations of secrecy no less strict than those applying to the parties under this Agreement. All costs related to this dispute process shall be borne by the unsuccessful party. If CUSTOMER issues a final rejection of any Products pursuant to this Section 10, CUSTOMER may charge back the Products to the ASEPTIC at the price CUSTOMER paid plus the cost of logistics, shipping or storage. ASEPTIC must pay back such charges within [**] of the CUSTOMER's final rejection of the Products. In addition, if the Products are rejected after delivery, ASEPTIC shall be fully responsible for the Products including but not limited to promptly issuing a credit or full refund, as appropriate for any properly rejected Products. If ASEPTIC fails to correct the Deficiencies, the CUSTOMER may terminate this Agreement immediately.

11.	ADDITIONAL FEES:

11.1.    The prices provided in Exhibit A are based upon all available information provided by CUSTOMER to ASEPTIC. Any additional services required by CUSTOMER that are not specifically included in Exhibit A, such as additional equipment changeovers, frozen drum chipping fees, certifications (Organic, Kosher etc.), additional lab testing including but not limited to dietary supplement ingredient testing, finish product testing, and end of shelf life testing, tests requested by CUSTOMER or required by law, nitrogen dosing, special packaging, unique formulations, logistic requests or changes which reduce efficiency, are subject to additional fees as determined by ASEPTIC’s normal and customary practices. Where circumstances allow, ASEPTIC will provide notice and an estimate of fees prior to incurring extra charges. All such changes or modifications must be mutually agreed upon by the parties.

12.	SPECIFICATIONS:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

12.1.    ASEPTIC acknowledges that CUSTOMER is and shall remain the owner of all recipes, formulations, Specifications, artwork, graphics, and label copy furnished by, or developed for, CUSTOMER and other confidential and proprietary information relating to the Products.

12.2.    ASEPTIC shall manufacture the Products according to the Specifications, and in compliance with all governmental regulations and ASEPTIC’S professional standards and abilities.

12.3.    Any changes or modifications to CUSTOMER’S Products, including formulations, ingredients, processes, and material handling, are subject to additional fees to reflect any increased or decreased cost of manufacture by ASEPTIC. All such additional fees shall be mutually agreed upon by the parties.

13.	RECALL PROCEDURE:

13.1.    If ASEPTIC has knowledge of a defect that would compromise the integrity or safety of the Product, mislabeling or non-conformance with the Specifications or Laws, ASEPTIC must notify the CUSTOMER as soon as practicable. In the event that CUSTOMER reasonably determines that is necessary or advisable to recall or otherwise remove a shipment of Products from the distribution system or marketplace for any reason, ASEPTIC shall cooperate fully in such recall or removal under such procedures as CUSTOMER shall reasonably proscribe or as mandated by applicable Laws. ASEPTIC shall be responsible for the cost of a recall to the extent such recall is attributable to ASEPTIC’s negligence or willful misconduct in manufacturing the Products or if ASEPTIC has breached the warranties set forth in Section 16 hereof or elsewhere in this Agreement. Furthermore, if the recall is attributable solely to CUSTOMER’s negligence or willful misconduct or due to any use, misuse or failure to comply with ASEPTIC’s reasonable instructions in relation to the Products after delivery, CUSTOMER shall assume all costs associated with such recall. Unless precluded under applicable Laws, ASEPTIC shall not have the right to initiate any Product recalls without CUSTOMER’s prior written consent and ASEPTIC shall immediately notify CUSTOMER of any communications from or with any governmental or quasi-governmental entity relating to the Product or the Facility. In the event a recall was legally required and not as a result of a failure by either party the costs shall be borne equally. If such defect is caused by or arises out of ASEPTIC’s negligence, CUSTOMER may terminate this Agreement in accordance with the requirements of Section 24.1.1.

14.	FACILITY ACCESS:

14.1.    ASEPTIC shall manufacture the Products at its processing facilities at Corona, California or at such other facility as CUSTOMER and ASEPTIC shall mutually agree (the “Facility”). ASEPTIC warrants that the Facility is capable of manufacturing and processing the Products in accordance with the requirements of this Agreement and that ASEPTIC now solely operates, and for the term of this Agreement solely shall operate the Facility and all processing equipment located in the Facility. ASEPTIC represents and warrants that the Facility is registered with NSF International and complies with all applicable standards, protocols, criteria and requirements for facilities registered with NSF International. The manufacture of the Products shall comply with all applicable standards, protocols, criteria and requirements to enable the Products be certified by NSF International.

14.2.    ASEPTIC will allow CUSTOMER, or any organization certifying the CUSTOMER’S Products, escorted access to the Facility during production, testing and storage of CUSTOMER’S products for the purposes of observing the manufacturing, testing, labeling, packaging and storing of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

Products. CUSTOMER agrees to give CUSTOMER reasonable notice of any proposed visit to the Facility. Any such visits shall be during normal business hours on workdays.

15.	QUALITY CONTROL AND RECORDS:

15.1.    ASEPTIC shall maintain a quality control function to ensure product quality. ASEPTIC shall maintain sufficient records to demonstrate compliance and provide such documents to CUSTOMER upon request of CUSTOMER. CUSTOMER and ASEPTIC will work in good faith to set quality control inspection methods and frequency.

15.2.    ASEPTIC shall comply with all applicable industry quality guidelines.

15.3.    ASEPTIC shall maintain all records of chemical, physical, microbiological, and process tests of the basic ingredients and packaging materials, intermediate products, and finished Products that ASEPTIC conducts or that it requires from its suppliers. ASEPTIC shall make all record and reference samples relating to the Product available for inspection by CUSTOMER’s duly qualified personnel or by the relevant governmental or regulatory authority.

15.4.    ASEPTIC shall make available to CUSTOMER manufacturing batch reports and test results at the end of any Product run as requested by CUSTOMER. ASEPTIC shall make available to CUSTOMER or regulatory agencies the executive summary, providing reasonable detail, of the following items if applicable to the production of the Products or the ingredients used therein: of safety audit reports, GMP audits and other audit reports, HACCP Plan, product safety assessments, recall plan and procedures and any substantiated claims and testing results to support such claims. ASEPTIC shall immediately notify CUSTOMER in writing and by telephone, in the event of any known deviations of such processes or deviations that may compromise safety, product integrity, product labeling, consumer safety, compliance with Specifications or Laws describing in detail the deviation, including steps necessary to remedy, and discussion of possible resolution of any problems which have arisen.

15.5.    For a period of at least [**] years from the date of manufacture, ASEPTIC agrees to keep records, reports, test results and certifications relating to the manufacture of the Products (including all such records, reports, test results and certifications described in this Section 15), and upon request of CUSTOMER, to make these records available to CUSTOMER for inspection and/or photocopying.

15.6.    Notwithstanding the foregoing, ASEPTIC shall not be required to provide CUSTOMER with information pursuant to Sections 15.3 through 15.5 that ASEPTIC reasonably deems confidential and proprietary (e.g., ASEPTIC processing technology).

16.	WARRANTIES AND LIMITATION OF DAMAGES:

16.1.    ASEPTIC warrants to CUSTOMER that (i) all Products provided to CUSTOMER pursuant to this Agreement shall be produced and packaged in strict accordance with the Specifications, and shall not be adulterated or misbranded within the meaning of, the Federal Food, Drug, and Cosmetic Act, as amended (the “FD&C Act”), the Dietary Supplement Health and Education Act of 1994 and all other applicable federal, state and local laws, rules and regulations (collectively, “Laws”), (ii) no Products provided to CUSTOMER pursuant to this Agreement shall be an article which may not, under the applicable provisions of the FD&C Act, be introduced into interstate commerce, (iii) all packaging

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

material utilized in connection with the Products provided to CUSTOMER pursuant to this Agreement shall be free of any poisonous or deleterious substance which may make the Products enclosed therein fail to conform to clause (i) or (ii) of this paragraph, (iv) all materials, ingredients, supplies, and packaging materials that ASEPTIC uses in the manufacture of the Products (other than materials and ingredients provided by CUSTOMER) (“ASEPTIC Sourced Goods”) shall be provided by suppliers approved by the CUSTOMER and comply with the specifications provided by CUSTOMER for such goods; (v) ASEPTIC shall pass through to CUSTOMER any warranty provided by supplier of the ASEPTIC Sourced Goods and provide CUSTOMER with a certificate of analysis relating to any such goods; (vi) ASEPTIC shall conduct tests reasonably necessary to ensure that the Products provided to CUSTOMER pursuant to this Agreement are safe for human consumption and conform to the requirements of this Agreement when delivered to CUSTOMER, and (vii) all Products shall be manufactured in accordance with applicable standards, criteria and requirements to enable the Products to be certified as Organic and/or Kosher.

16.2.    ASEPTIC further warrants that in performance of work under this Agreement it has complied with or shall comply with all applicable federal, state, local laws and ordinances now or hereafter enacted including, but not limited to OSHA, the Fair Labor Standards Act of 1938 (29 USC 20 1 -2 1 9), the Foreign Corrupt Practices Act (15 USC 78), and the Equal Opportunity and Affirmative Action Regulations.

16.3.    [**]

16.4.    [**]

16.5.    CUSTOMER warrants and guarantees (i) the Products manufactured in accordance with the Specifications, (ii) ingredients and packaging supplied by Customer and its vendors (other than ASEPTIC), and (iii) label information and claims, conform with all requirements in all countries, territories, municipalities, counties and the like for which the products are intended to be sold or distributed.

16.6.    ASEPTIC shall not be responsible for any damages to the extent such damages result from: (a) any warehousing, distribution or handling of the Products once they leave ASEPTIC’S control, (b) the negligence or willful misconduct of CUSTOMER, its employees, representatives or agents, or (c) defects or other non-conformity of any ingredient or material supplied CUSTOMER or any of CUSTOMER’s vendors (other than ASEPTIC), utilized in the production of Products or an incorrect Product Specification, unless such damages are caused by the negligence of ASEPTIC.

16.7.    EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, ASEPTIC SPECIFICALLY DISCLAIMS ALL WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, WARRANTIES REGARDING THE QUALITY OR SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT TO THE MAXIMUM EXTENT PERMITTED UNDER LAW.

CUSTOMER and ASEPTIC specifically disclaim and waive as to each other and their respective officers, directors, employees and agents, any and all punitive, exemplary and consequential damages, whether arising in contract, tort or any other theory, even if informed of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy provided herein.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

In no event (including, without limitation, any termination of this Agreement in accordance with the terms hereof) will either party be liable to the other party for any indirect, special or consequential damages whatsoever (including, without limitation, lost profits) arising out of or relating to this Agreement or either party’s performance under this Agreement. Nothing in this Section 16 shall exclude any liability on the part of either party for fraud or fraudulent misrepresentation or for death or injury resulting for negligence of such party. Except for a party’s breach of Section 22 of this Agreement, each party’s liability to the other party shall not exceed [**].

16.8.    Should CUSTOMER elect to include a “Best By Date” or “Expiration Date” beyond the applicable warranty periods stated herein above, CUSTOMER shall assume all risk of loss, damage or claims made by third parties, and indemnify and defend ASEPTIC, to the extent that such loss, damage or claim results solely from human consumption of the Products beyond the applicable warranty period stated herein. For the avoidance of doubt, CUSTOMER does not assume any such risk of loss, damage or claims or indemnity obligations if the cause of such loss, damage or claim was present prior to the expiration of such warranty period.

16.9.    CUSTOMER warrants that its labeling, design, Product claims, nutritional information, ingredient identification, and all matters related to its labeling are true and lawful, and not copyrighted or patented by any third party. CUSTOMER also guarantees ASEPTIC that all ingredient labeling and formulas are true and accurate and in material compliance with all applicable state and federal laws of the United States and all other countries that CUSTOMER intends to sell or distribute its products. CUSTOMER agrees to indemnify and defend ASEPTIC from all liability, damages, including reasonable attorney fees that may be incurred in any legal action connected with such infringements, false claims, misleading statements, including errors and/or omissions intended or not, which ASEPTIC finds necessary to defend.

17.	DIETARY SUPPLEMENTS:

17.1.    If one or more of CUSTOMER’S Products set forth in Exhibit A to this Agreement are Dietary Supplements as defined under the Dietary Supplement Health and Education Act of 1994 (DSHEA), then CUSTOMER shall comply with all FDA regulations, requirements and guidelines pertaining to Dietary Supplements including, but not limited to the Dietary Supplement Health and Education Act of 1994 (DSHEA) and 21 CFR 111.

17.2.    Customer shall provide ASEPTIC with, and any and all certificates and independent laboratory testing results validating the identity, strength, quality and purity of all Dietary Supplement components and ingredients supplied by CUSTOMER. Vendor Certificates of Analysis for each ingredient are also required by CUSTOMER at the time of delivery and must be provided by CUSTOMER. Certificates of Analysis will not be a substitute for the independent third party testing and validation required under 21 CFR 111 unless CUSTOMER provides supporting documentation evidencing the Vendor has been qualified as defined by 21 CFR 111.

17.3.     CUSTOMER shall also be responsible for the cost of all testing and validation of the active ingredients or components in the finished Products. Should CUSTOMER elect to conduct such tests, CUSTOMER shall provide ASEPTIC with copies of all test results immediately upon CUSTOMER receiving the test results and prior to Product being released by ASEPTIC. In the event CUSTOMER fails to test the finished Products or fails to provide ASEPTIC with timely test results, ASEPTIC shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

conduct any and all tests required to comply with all governmental regulations either internally or through outside laboratories. CUSTOMER agrees to reimburse ASEPTIC for the costs of the tests as well as ASEPTIC’s cost and expenses associated with conducting the tests or obtaining the test results from independent laboratories. For the avoidance of doubt, nothing in this Section 17.3 shall relieve ASEPTIC from performing the microbial testing required by Section 9.3.

18.	ACIDIFIED FOODS:

18.1.    If one or more of CUSTOMER’S Products are determined either by ASEPTIC or any Governmental Agency to be an “acidified food” as defined under Title 17 California Code of Regulations, 21 CFR 108, 21 CFR 114 or other Governmental regulation, then ASEPTIC may be required to submit CUSTOMER’S formula(s) for evaluation and determination of the proper process authority prior to producing the affected Product.

18.2.    CUSTOMER acknowledges that Products so designated as “acidified foods” may require substantially different process parameters, including but not limited to thermal processing times and/or temperatures than similar products that fall under high acid definition, or require other changes to Product specifications to comply with the Regulations. ASEPTIC reserves the right to i) refuse to produce the acidified formulations, ii) request CUSTOMER to reformulate the Product to acceptable pH limits, and/or iii) increase the tolling fees to account for any increased costs related to new process recommendations.

19.	INDEMNITY:

19.1.    ASEPTIC shall indemnify CUSTOMER (including its parent, affiliate, and subsidiary companies) and its customers, officers, employees and affiliates from and against all losses, claims, damages, and expenses (including, but not limited to, expenses of investigation, settlement, litigation, and attorneys’ fees incurred in connection therewith) from recalls by governmental authorities, or by CUSTOMER in reasonable anticipation of a governmental recall, of any of the Products that ASEPTIC ships or delivers pursuant to this Agreement, or other losses, claims, damages, actions, and expenses (including, but not limited to, expenses of investigation, settlement, litigation, or attorneys' fees incurred in connection therewith) to which CUSTOMER (including its parent, affiliate, and subsidiary companies) may become subject by reason of any breach by ASEPTIC of the warranties or representations provided in Section 16 of this Agreement.

20.	TAXES:

20.1.    CUSTOMER shall pay all applicable sales, value added, use taxes, excise taxes, CRV fees, and/or import duties or amounts levied in lieu thereof imposed under the authority of any taxing jurisdiction, or if exempted, CUSTOMER shall furnish ASEPTIC with the appropriate exemption certificates or other documentation as may be required.

21.	TRADEMARKS AND TRADE NAMES:

21.1.    Nothing contained in this Agreement shall be deemed to give ASEPTIC any right, title, or interest in or to CUSTOMER’S trademarks and trade names, or the trademarks and trade names of any parent, affiliate, or subsidiary company of CUSTOMER. ASEPTIC may not use any of such trademarks or trade names, except as CUSTOMER authorizes in writing.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

22.	CONFIDENTIAL INFORMATION:

22.1.    During the course of their business relationship, each party may disclose to the other party certain information which the disclosing party considers proprietary and confidential, including but not limited to the terms of this Agreement as well as information concerning Product formulations, the Specifications, manufacturing and processing methods, business and technology plans, distribution strategies, sales, costs, pricing, marketing, customers, suppliers and research and development (collectively, “Confidential Information”). For purposes hereof, information that is already in the public domain, or subsequently becomes available to the public, shall not be considered to be Confidential Information. The parties each agree that all Confidential Information shall be used by the receiving party solely for the purposes contemplated by this Agreement, shall be kept strictly confidential and shall not, without the disclosing party’s prior written consent, be disclosed by the receiving party in any manner whatsoever, except as required to comply with applicable laws or regulations, or with a court or administrative order, subpoena, civil investigative demand or other legal process. The receiving party shall be liable for any failure of its employees, agents or representatives to comply with the confidentiality obligations set forth in this Section. ASEPTIC expressly agrees that it shall not, and shall cause its affiliates, officers, directors, employees, agents and representatives not to, make any attempt to reverse engineer any formula or product base of CUSTOMER.

22.2.    The parties expressly acknowledge and agree that any breach or threatened breach of this Section 23 may cause immediate and irreparable harm to the disclosing party which may not be adequately compensated by damages. Each party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the disclosing party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

23.	INSURANCE:

23.1.    ASEPTIC shall, at its sole expense, procure and maintain in full force and effect throughout the term of this Agreement at least the following insurance:

23.1.1.	Workers Compensation. Worker's Compensation and Employer’s Liability Insurance in ASEPTIC’s name in amounts [**].

23.1.2.
Liability Insurance. ASEPTIC will maintain comprehensive liability insurance, on an occurrence form, including broad form contractual liability, contractor’s protective liability in ASEPTIC’s Name and product liability and completed operations endorsements with minimum limits of [**] dollars ($[**]) per occurrence for damage, injury and/or death to persons, and excess umbrella liability insurance endorsement with minimum limits of [**] dollars ($[**]) per occurrence for damage injury and/or death and/or injury to property.

23.1.3.	Business contents and equipment insurance. ASEPTIC will maintain business contents and equipment insurance in amounts of $[**] per occurrence.

23.2.    Upon request, ASEPTIC will provide certificates of insurance to CUSTOMER, which names CUSTOMER as additional insured. ASEPTIC will provide written notice of any cancellation of insurance and/or change in insurance provider.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

24.	TERMINATION:

24.1.    CUSTOMER may terminate this Agreement:

24.1.1.
If ASEPTIC breaches or violates any of the warranties, representations, agreements, covenants, or conditions that this Agreement contains or requires and ASEPTIC fails to remedy the breach or violation within [**] days after receipt from CUSTOMER of written notice of the breach or violation; or

24.1.2.	If ASEPTIC fails to [**].

24.1.3.
If ASEPTIC makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits of its inability to pay its debts as they mature, or if a private party garnishes its assets or a governmental authority sequesters its assets; or

24.1.4.
If ASEPTIC attempts to assign or transfer any interest under this Agreement without the prior written consent of CUSTOMER, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, ASEPTIC shall have the right, without CUSTOMER's consent, to assign or transfer its interest under this Agreement to (a) an affiliate, subsidiary or parent of ASEPTIC; (b) an entity with which ASEPTIC is merged or consolidated; or (c) an entity which purchases or otherwise acquires all of the assets and/or stock of ASEPTIC, provided such entity shall be bound by all of the terms and conditions contained in this Agreement.

24.2.    ASEPTIC may terminate this Agreement:

24.2.1.
If CUSTOMER breaches or violates any of the agreements, covenants, or conditions that this Agreement requires or contains and CUSTOMER fails to remedy the breach or violation within [**] days after receipt from ASEPTIC of written notice of the breach or violation; or

24.2.2.	If CUSTOMER makes an assignment for the benefit of its creditors, commits an act of bankruptcy, has a receiver appointed, or otherwise admits of its inability to pay its debts as they mature.

24.3.    In the event of termination of this Agreement, such termination shall be without prejudice to any rights that may have accrued to ASEPTIC or CUSTOMER at the date of termination. In the event of termination or expiration of this Agreement, ASEPTIC immediately shall account for and return to CUSTOMER all packaging materials and ingredients that CUSTOMER has supplied pursuant to this Agreement.

25.	ENTIRE AGREEMENT:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

25.1.    This Agreement, including all exhibits attached hereto, represents the entire final expression of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and all prior written negotiations, discussions and agreements related to the subject matter hereof. No amendment to this Agreement shall be binding unless such amendment is in writing and signed by both parties, and in the form of an addendum to this Agreement.

26.	NOTICE:

26.1.    All notices or other communications hereunder shall be in writing (including facsimile transmission) and shall be sufficiently given and telephonically confirmed as follows:

If to: ASEPTIC, to the attention of Carl Garcia/COO
484 Alcoa Circle
Corona, CA 92880

If to: CUSTOMER, to the attention of Robert Hadfield, General Counsel
800 Boylston Street, 24th Floor
Boston, MA 02481

27.	LAW:

27.1.    This Agreement shall be interpreted and governed in accordance with the laws of the State of California without regard to its conflict of laws principles.

28.	RELATIONSHIP OF PARTIES:

28.1.    It is the intent of the parties that during the term of this Agreement, ASEPTIC and CUSTOMER shall be independent contractors, and nothing set forth herein shall be deemed or construed to render the parties joint-venture partners or employer and employee. No party is authorized to make any commitment or representation on the other's behalf.

29.	ASSIGNMENT:

29.1.    Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates, or (b) to any affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

30.	SURVIVAL:

No expiration or termination of this Agreement shall release either party from any obligation accrued prior to the date of such expiration or termination or from any obligations surviving the expiration or termination of this Agreement. Without limiting the generality of the foregoing, it is specifically

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

acknowledged and agreed that the provisions contained in each of the following Sections shall survive the expiration or termination of this Agreement: Sections 8.7, 13, 15, 16, 19, 21, 22, 29 and 30.

31.	COUNTERPARTS:

31.1.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement. This Agreement includes all exhibits and attachments referenced herein.

[Remainder of Page Intentionally Left Blank]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written and agree to the terms and conditions set forth herein.

ASEPTIC SOLUTIONS USA VENTURES, LLC        FLEX INNOVATION GROUP LLC

By: /s/ Carl Garcia                        By: /s/ John McCabe

Name: Carl Garcia                         Name: John McCabe

Title: Sr. Director	Title: VP Finance

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

Exhibit A

Product Information

[**]

Tolling and Packaging Fees

[**]

Standard Other Packaging Items

[**]

Customer Supplied Items

[**]

Warehouse Fees

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

Any other items not listed here and utilized in the production of the product will be charged at the appropriate rate.

CUSTOMER SIGNATURE

Dated: March 25, 2016                /s/ John McCabe

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the SEC.

Exhibit B

Proposed Standard Loss Allowances*

Item	Standard Loss
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

[**]